UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 26, 2007

SOUTHEAST BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	To be assigned	62-1859961
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1878 S. Congress Parkway
Athens, Tennessee	37303
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 745-6444
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03. Amendments to Articles of Incorporation or Bylaws
     On June 26, 2007, the Board of Directors of SouthEast Bancshares, Inc. (the “Company”) unanimously approved an amendment (the “Amendment”) to the Company’s Bylaws to delete the current ownership restrictions and to add certain transfer restrictions with respect to the common stock of the Company. Previously, the Bylaws provided that no shareholder, including his or her affiliates, was permitted to purchase more than five percent of the Company’s common stock, and no affiliate group was allowed to own more than nine percent of the Company’s common stock.
     Amended Article II, Section 9 of the Bylaws entitled “Ownership Limitation” was deleted in its entirety and replaced with a new Article II, Section 9 entitled “Transfer Restrictions.” The Amendment provides that a holder of the Company’s common stock who desires to sell or transfer his or her shares must either: (i) sell or transfer the offered shares to another existing holder of record of Company’s common stock common stock; or (ii) sell or transfer to any purchaser or transferee, whether or not such person is a current holder or record of Company’s common stock, no fewer than two hundred fifty (250) shares; or (iii) sell or transfer any number of shares so long as such transfer does not increase the total number of holders of record of Company common stock.
     The Amendment was effective immediately. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the text of the Amendment, which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits
3.1       Amendment to the Bylaws of SouthEast Bancshares, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHEAST BANCSHARES, INC. (Registrant)
By:	/s/ F. Stephen Miller
F. Stephen Miller
Chairman of the Board of Directors and Chief Executive Officer

Date: June 28, 2007

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amendment to the Bylaws of SouthEast Bancshares, Inc.

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